Exhibit 3.1

AMENDMENT NO. 1 TO THE BY-LAWS OF

CATALYST PHARMACEUTICALS, INC.

WHEREAS, Article IX, Section 1 of the Certificate of Incorporation of Catalyst Pharmaceuticals, Inc. (the “Corporation”) and Section 7.6 of the current By-Laws of the Corporation (the “By-Laws”) provide that the By-Laws may be amended by the Corporation’s Board of Directors (the “Board of Directors”); and

WHEREAS, the Board of Directors is desirous of amending the By-Laws.

NOW, THEREFORE, the By-Laws of the Corporation are hereby amended as follows:

1. Section 1.7 of the By-Laws is hereby amended by deleting that section in its entirety and substituting in lieu thereof the following:

Section 1.7 Voting; Proxies

(A) Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

(B) Unless authorized by law, the certificate of incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that if the Secretary of the Corporation determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this Section 1.7(B), a majority of the votes cast means that the number of votes “for” a nominee must exceed the votes cast “against” such nominee’s election, without taking into account abstentions or broker non-votes. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Nominating and Corporate Governance Committee has established procedures under which a director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board of Directors’ decision.

(C) All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

2. In all other respects, the By-Law remain in full force and effect.

The foregoing Amendment No. 1 to the Bylaws of the Corporation was adopted by the Board of Directors on November 21, 2019.

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